QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.24.

Loan Agreement

dated as of August 14, 2003

between

Deutsche Telekom International Finance B.V.

Strawinskylaan 1243, 12th Floor
1077 XX Amsterdam
The Netherlands

("Lender")

and

Magyar Távközlési Részvénytársaság (Matáv Rt.)

Krisztina krt. 55
1013 Budapest
Hungary

("Borrower")

Contents

§ 1 Loan Facility

§ 2 Purpose

§ 3 Disbursal

§ 4 Interest, interest payments, interest calculation

§ 5 Loan repayment

§ 6 Notifications

§ 7 Miscellaneous

§ 8 Signatories

§ 1 Loan Facility

        The Lender shall grant a loan facility of a total amount of

HUF 126.643.750.000,00
(One hundred twenty six billion six hundred forty three million seven hundred fifty thousands 00/100 Hungarian Forint)

        The loan facility shall consists of 2 tranches:

  1.
  tranche: HUF 76.643.750.000,00

  (Seventy six billion six hundred forty three million seven hundred fifty thousands 00/100 Hungarian Forint)

  2.
  tranche: HUF 50.000.000.000,00

        (Fifty billion 00/100 Hungarian Forint)

§ 2 Purpose

        The loan shall solely be used to refinance the expiring refinancing of the Borrower as dated of December 21, 2001 and with reference to § 5 of this loan agreement the loan shall be used to cover the Borrower's financial needs.

§ 3 Disbursal

        The total amount of the loan shall be paid out on August 14, 2003.

§ 4 Interest, interest payments, interest calculation

1.
The disbursed loan tranches shall be charged interest as follows:

a.
Tranche 1 shall be charged interest at the 3-month BUBOR plus a margin p.a. (the interest rate), which is quoted two banking days before the start of the interest period (see Telerate page 47679). The charged interest rate shall be equivalent to the 3-month EURIBOR plus 0,50% p.a., which is quoted two banking days before the start of the interest period (see Telerate page 248). The charged interest rate shall be fixed on every interest payment date with the first fixing on August 14, 2003. The charged interest margin shall be fixed on August 14, 2003.

b.
Tranche 2 shall be charged interest at the 3-month BUBOR plus a margin p.a. (the interest rate), which is quoted two banking days before the start of the interest period (see Telerate page 47679). The charged interest rate shall be equivalent to the 3-month EURIBOR plus 0,50% p.a., which is quoted two banking days before the start of the interest period (see Telerate page 248). The charged interest rate shall be fixed on every interest payment date with the first fixing on August 14, 2003. The charged interest margin shall be fixed on every fourteenth of August, November, February and May.

2.
If a BUBOR cannot be determined, the arithmetic mean from the interest rates stated on the market for 3-month BUBOR deposits in interbank trading shall be considered as BUBOR for the interest period concerned.

3.
Interest shall be credited to the lenders account on every fourteenth of November, February, May and August (interest payment date). The first interest period starts at the day of the disbursal.

4.
For interest calculation, the year shall consist of 360 days and each month shall consist of actual days (Act/360).

§ 5 Loan repayment

        The Borrower shall repay the loan in HUF on August 14, 2004.

        Subject to the Borrower giving at least 5 days prior written notice to the Lender a premature payment up to an amount of HUF 50.000.000.000,00 shall be possible on every interest payment date. Premature payment to any other date shall be possible in mutual agreement.

        Repaid amounts up to an equivalent amount of EUR 50.000.000,00 shall be available on every interest payment date for renewed disbursement for refinancing in the usual cause of the business approved by the board of directors as far as a drawdown is not inline with the buget and the business plan.

        Drawdowns shall be made with at least 5 days prior written notice. The minimum drawdown amount shall be an equivalent amount of EUR 10.000.000,00.

        The Borrower shall pay a fee of 0,15% p.a. to the Lender for granting this facility according to undrawn amounts of this facility.

        Drawn amounts shall be charged interest at an equivalent interest rate of the 3-month EURIBOR plus 0,50% p.a., which is quoted two banking days before the start of the interest period (see Telerate page 22000).

§ 6 Notifications

        All notifications, announcements, information and messages under the present agreement shall be sent by registered mail or fax to the following addresses:

For the Lender:	For the Borrower:
Deutsche Telekom International Finance B.V.	Magyar Távközlési Részvénytársaság
Strawinskylaan 1243, 12th Floor	Krisztina krt. 55
1077 XX Amsterdam 1013 Budapest	The Netherlands Hungary
Tel.: +31 20 575 3177	Tel.: +36 1 458 0440
Fax: +31 20 575 3178	Fax: +36 1 458 0405
Attn.: Fred van der Horst	Attn.: Olivér Imolay

§ 7 Miscellaneous

1.
The Terms and Conditions are part of this agreement (see annex).

2.
No. 1.3 of the Terms and Conditions shall be changed as followos: "the current version of the budget, business plans as well as the liquidity status which have been approved by the board of directors".

3.
No. 2.1 of the Terms and Conditions shall be changed as follows: "A premature repayment shall, unless the relevant loan agreement determines otherwise, only be possible after obtaining the Lender?s prior written approval".

4.
No. 2.2 of the Terms and Conditions shall be changed as follows: "Repaid amounts shall, unless the relevant loan agreement determines otherwise, not be available for renewed disbursement".

5.
No. 7b of the Terms and Conditions shall be amended as follows: "falls into arrears with payments agreed under contracts or otherwise with the lender of sums exceeding 2,000,000.00 EUR for longer than one month".

6.
No. 8 of the Terms and Conditions shall be amended as follows: "If the Lender wants to assign the contractual relationship to a third party that is not member of the Deutsche Telekom Group, the prior written approval of the Borrower is required, however, such approval shall not be unreasonably withheld".

7.
Additional interest: If the Lender does not receive from the Borrower payment of any amount due under this agreement on its due date the Borrower agrees to pay on demand to the Lender interest on such amount from and including the date of such non-receipt up to and including the date of actual payment (as well after as before judgement) at the rate per annum specified in clause 4.1 plus an additional interest margin of 1%.

8.
Taxation

8.1.
Tax Clause: All payments to be made by or on behalf of the Borrower to the Lender pursuant to this Agreement shall be made without set-off, counterclaim or condition whatsoever except if the Borrower is required by law or regulation to withhold any taxes which were originally borne by the Lender.

8.2.
Tax Receipts: If the Borrower is required by any law or regulation to make any payment contemplated by Section 8.1. of this Agreement, then the Borrower shall notify the Lender promptly as soon as it becomes aware of such requirement. The Borrower shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto. The Borrower will deliver to the Lender all appropriate receipts or evidence of any such withholding and payment and co-operate with the Lender to enable the Lender to recover any tax or credit to which it may be entitled.

§ 8 Signatories

        The parties agree to exchange the signatories of this agreement via fax. The Fax Copy shall be legally valid and binding to the parties after receipt of the respective copy.

Amsterdam, July 4, 2003		Budapest, July 4, 2003
Deutsche Telekom International Finance B.V.		Magyar Távközlési Részvénytársaság

Stephan Wiemann	Thilo Junkes	Dr. Klaus Hartmann	Szaboles Gáborjáni

Appendix

Terms and Conditions for the Granting of Intercompany Loans by
Deutsche Telekom International Finance B.V.

No. 1 Payment prerequisites

        The LENDER is not obliged to pay the loan (nor partial amounts thereof, if stipulated in this Agreement) if the BORROWER

  1.
  infringes obligations under this Agreement.

  2.
  gives information which contains substantial inaccuracies before the conclusion or during the implementation of this Agreement.

  3.
  has not provided sufficient details on the financing requirements or the financing limit before the call for each individual partial amount on the basis of the following documents:

  the current version of the budget, business plans as well as the liquidity status which have been approved by the BORROWER's Supervisory Board.

No. 2 Loan repayment

  1.
  A premature repayment shall only be possible after obtaining the LENDER's prior written approval.

  2.
  Repaid amounts shall not be available for renewed disbursement.

No. 3 Payments

  1.
  As a general principle, the payments effected by the BORROWER shall be transferred free of charge in the respective currency of the contract to the LENDER's account stated in writing. The LENDER may state a different bank account by giving written notification thereof at any time.

  2.
  If a payment date is not a bank workday, the payment shall be effected on the next bank workday. A "bank workday" within the meaning of this Agreement is the day on which the business premises of the bank, which the BORROWER was notified of in writing by the LENDER for payments under this Agreement, are open.

No. 4 Default

  1.
  If redemption amounts are not credited to the LENDER's account on the due date or the full amount thereof is not paid, the LENDER shall be entitled to demand interest on the outstanding amounts, which shall amount to the market rates applicable between banks on the first day of default, in addition to an interest surcharge as of the payment due date under this Agreement until and including the date on which payment is effected.

  2.
  If the BORROWER should default with other payments, he shall pay to the LENDER lump-sum damages for the outstanding amount according to No. 4, item 1, as of the payment due date under this Agreement until and including the date on which payment is effected.

No. 5 Interest period

        The interest period shall commence on the date (value date) on which the loan is debited to the LENDER's account.

No. 6 Offsetting, right of retention

        The BORROWER is not entitled to offset counterclaims from claims under this Agreement, or to assert a right of retention.

No. 7 Termination

        The LENDER is entitled to terminate this Loan Agreement without observing a notice period and to immediately call the loan including the accrued interest and any other amounts owed as due for payment if there is a good cause for such action.

        Good cause is particularly if the BORROWER

  a)
  provides information before the conclusion or during the implementation of this Agreement which contains substantial inaccuracies.

  b)
  falls into arrears with payments agreed under contracts or otherwise with the LENDER for longer than one month.

  c)
  and if Deutsche Telekom AG does not hold, directly or indirectly, a greater interest than 50% in the BORROWER.

No. 8 Taking-over of the agreement, assignment

        The LENDER is entitled to assign the contractual relationship to a third party in such a manner that this party takes over the Loan Agreement in lieu of the LENDER. The loan relationship shall pass to the third party with all the rights and duties under this Agreement. The approval of the BORROWER is not required for such action.

        The claims of the BORROWER under this Agreement are not transferable nor chargeable.

No. 9 Reporting

        The BORROWER undertakes

  1.
  to immediately inform the LENDER of unforeseen events which have a substantial effect on the course of business and the situation of the company.

  2.
  to submit the reports agreed to the LENDER in the course of Group reporting.

No. 10 Final provisions

  1.
  Amendments and supplements to this Agreement must be made in writing.

  2.
  Invalid clauses of this Agreement shall not affect the validity of the remaining clauses. The parties to this Agreement shall immediately replace such invalid clauses with appropriate clauses accordingly.

  3.
  Should the LENDER not exercise a right due to him under this Agreement at all or only temporarily, this shall not constitute a waiver of such right.

  4.
  Applicable law, jurisdiction

  a)
  This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

  b)
  Place of jurisdiction shall be Bonn, Federal Republic of Germany.

QuickLinks

Loan Agreement dated as of August 14, 2003 between Deutsche Telekom International Finance B.V. Strawinskylaan 1243, 12th Floor 1077 XX Amsterdam The Netherlands ("Lender") and Magyar Távközlési Részvénytársaság (Matáv Rt.) Krisztina krt. 55 1013 Budapest Hungary ("Borrower")
§ 1 Loan Facility
§ 2 Purpose
§ 3 Disbursal
§ 4 Interest, interest payments, interest calculation
§ 5 Loan repayment
§ 6 Notifications
§ 7 Miscellaneous
§ 8 Signatories
Terms and Conditions for the Granting of Intercompany Loans by Deutsche Telekom International Finance B.V. No. 1 Payment prerequisites
No. 2 Loan repayment
No. 3 Payments
No. 4 Default
No. 5 Interest period
No. 6 Offsetting, right of retention
No. 7 Termination
No. 8 Taking-over of the agreement, assignment
No. 9 Reporting
No. 10 Final provisions